As filed with the Securities Exchange Commission on June 27, 2019

Registration Statement No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED RIVER BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-1412058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1412 Centre Court Drive, Suite 402

Alexandria, Louisiana 71301

(Address of principal executive officers and zip code)

Red River Bancshares, Inc. 2018 Equity Incentive Plan

Red River Bancshares, Inc. 2008 Equity Incentive Plan

(Full title of the plan)

R. Blake Chatelain

President and Chief Executive Officer

Red River Bancshares, Inc.

1412 Centre Court Drive, Suite 402

Alexandria, Louisiana 71301

(318) 561-5028

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lowell W. Harrison, Esq.

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

(512) 583-5900

(512) 583-5940 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value per share
Outstanding under the Red River Bancshares, Inc. 2008 Equity Incentive Plan (Options)	20,500(2)	$15.78(4)	$323,490	$39.21
Shares reserved for future issuance under Red River Bancshares, Inc. 2018 Equity Incentive Plan	200,000(3)	$48.25(5)	$9,650,000.00	$1,169.58

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to Red River Bancshares, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and the Red River Bancshares, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) as a result of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transactions or events involving the registrant.

(2)	Represents 20,500 shares of the Registrant’s common stock reserved for issuance upon the exercise of outstanding stock options awarded under the 2008 Plan.
(3)	Represents 200,000 shares of the Registrant’s common stock available for issuance in connection with future awards under the 2018 Plan.
(4)

Calculated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $15.78 per share, which is the weighted average exercise price of the outstanding stock option awards under the 2008 Plan.

(5)

Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based on a price of $48.25 per share, which is the average of the high and low sales prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on June 25, 2019, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

Red River Bancshares, Inc. (the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 200,000 shares of Registrant’s common stock reserved for future issuance pursuant to awards or options under the Red River Bancshares, Inc. 2018 Equity Incentive Plan (the “2018 Plan”); and (ii) 20,500 shares of Registrant’s common stock issuable upon the exercise of outstanding stock options granted prior to the date hereof under the Red River Bancshares, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the 2018 Plan and the 2008 Plan, as required by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Red River Bancshares, Inc., 1412 Centre Court Drive, Suite 402, Alexandria, Louisiana 71301, Attention: Amanda W. Barnett.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference in this Registration Statement:

1.

The Registrant’s prospectus filed with the Commission on May 3, 2019 pursuant to Rule  424(b)(4) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-230798), that was declared effective by the Commission on May 2, 2019;

2.

The description of the Registrant’s common stock contained in its registration statement on Form 8-A (File No. 001-38888) filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 30, 2019, including any amendment or report filed for the purpose of updating such description;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that was filed with the Commission on June 7, 2019; and

4.

The Registrant’s Current Reports on Form 8-K filed with the Commission on May 6, 2019, May  7, 2019, and June 17, 2019 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (the “LBCA”), provide, in part, that the Registrant may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, the Registrant may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, the Registrant has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, the Registrant maintains directors’ and officers’ liability insurance.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit the Registrant’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

The Registrant’s articles of incorporation contain indemnification provisions that require it to indemnify its directors and officers from and against any and all expenses, liabilities, or other matters covered by the LBCA, as to action in his or her official capacity while holding office, to the fullest extent permitted by the LBCA. The Registrant’s articles of incorporation provide for mandatory advancement of expenses of directors and officers, so long as it receives (i) a written affirmation from the director or officer of his or her good faith belief that he or she has satisfied the standard of conduct necessary for indemnification under the LBCA, and (ii) an undertaking by or on behalf of the director or officer to repay all amounts advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.

The Registrant’s articles of incorporation permit, but do not require, the Registrant to grant rights to indemnification and advancement of expenses to any of its other employees or agents, or to any director, officer, employee, or agent of any of its subsidiaries, to the fullest extent of the provisions of the LBCA. The Registrant’s articles of incorporation do not limit the Registrant’s ability to provide for additional rights to indemnification or advancement of expenses through a resolution of shareholders or directors, an agreement, or otherwise, as long as those rights are consistent with the LBCA.

The foregoing is only a general summary of certain aspects of Louisiana law and the Registrant’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to its articles of incorporation, which are filed as an exhibit to this registration statement, and to the relevant provisions of the LBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibit Index is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Exhibit Index

Exhibit Number	Description

4.1	Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2019 (SEC File No. 333-230798)

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2019 (SEC File No. 333-230798)

4.3	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2019 (SEC File No. 333-230798)

4.4	Red River Bancshares, Inc. 2018 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2019 (SEC File No. 333-230798)

4.5	Red River Bancshares, Inc. 2008 Equity Incentive Plan, incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2019 (SEC File No. 333-230798)

5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP*

23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1)*

23.2	Consent of Postlethwaite & Netterville*

24.1	Power of attorney (included on signature page)

* Filed herewith.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Alexandria, Louisiana on the 27th day of June, 2019.

RED RIVER BANCSHARES, INC.

By:	/s/ R. Blake Chatelain
R. Blake Chatelain
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Red River Bancshares, Inc. constitutes and appoints R. Blake Chatelain as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name, place and stead and on his or her behalf, and in any and all capacities, to sign any and all amendments (including post-effective amendments) and exhibits to this registration, and any other registration statement under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June 27, 2019.

Signature		Title	Date

By:	/s/ R. Blake Chatelain	President and Chief Executive Officer	June 27, 2019
	R. Blake Chatelain	(Principal Executive Officer)

Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)
By:	/s/ Isabel V. Carriere		June 27, 2019
Isabel V. Carriere

By	/s/ John C. Simpson	Chairman of the Board	June 27, 2019
John C. Simpson

By:	/s/ M. Scott Ashbrook	Director	June 27, 2019
M. Scott Ashbrook

By:	/s/ Kirk D. Cooper	Director	June 27, 2019
Kirk D. Cooper

By:	/s/ F. William Hackmeyer, Jr.	Director	June 27, 2019
F. William Hackmeyer, Jr.

By	/s/ Barry D. Hines	Director	June 27, 2019
Barry D. Hines

By:	/s/ Robert A. Nichols	Director	June 27, 2019
Robert A. Nichols

By:	/s/ Willie P. Obey	Director	June 27, 2019
Willie P. Obey

By:	/s/ Teddy R. Price	Director	June 27, 2019
Teddy R. Price

By:	/s/ Don L. Thompson	Director	June 27, 2019
Don L. Thompson

By:	/s/ H. Lindsey Torbett, CPA, CFP	Director	June 27, 2019
H. Lindsey Torbett, CPA, CFP